Exhibit 5.1

April 30, 2020

CytoDyn Inc.

1111 Main Street, Suite 660

Vancouver, Washington 98660

Ladies and Gentlemen:

I am the General Counsel of CytoDyn Inc., a Delaware corporation (the “Company”), and as such have acted as counsel to the Company in connection with this Amendment No. 1 to the Registration Statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the offer and sale by the selling stockholders identified therein of up to 46,398,125 shares of the Company’s common stock, par value $0.001 per share. Such shares of common stock consist of:

(i)	23,310,000 shares of common stock (the “Shares”) issuable upon conversion of certain shares of the Company’s preferred stock, as follows:

1) 6,406,000 Shares issuable upon conversion of certain shares of the Company’s Series C Convertible Preferred Stock (the “Series C Preferred Stock), which are currently issued and outstanding; and

2) 16,904,000 Shares issuable upon conversion of certain shares of the Company’s Series D Convertible Preferred Stock (the “Series D Preferred Stock), which are currently issued and outstanding.

(ii)

14,568,125 shares of common stock (the “Warrant Shares”) issuable upon exercise of certain warrants to purchase common stock, as described in the Registration Statement (collectively, the “Warrants”) as follows:

1) 8,007,500 Warrant Shares issuable upon exercise, at an exercise price of $0.30 per share, of warrants issued in connection with the offering of Series C Preferred Stock;

2) 4,060,625 Warrant Shares issuable upon exercise, at an exercise price of $1.00 per share, of warrants issued in connection with the offering of Series D Preferred Stock; and

3) 2,500,000 Warrant Shares issuable upon exercise, at exercise prices ranging from $0.57 per share to $0.83 per share, of warrants issued to the Company’s Chief Executive Officer and certain other consultants to the Company.

(iii)	4,120,000 shares of common stock (the “Issued Shares”) issued as follows:

1) 1,620,000 shares of common stock issued to certain selling stockholders in connection with financial advisory fees arising from a transaction in November 2018; and

2) 2,500,000 shares of common stock issued in connection with the exercise, at an exercise price of $0.30, of warrants issued on February 4, 2020 and February 12, 2020, and in connection with a long-term convertible (the “Long-term Convertible Note”).

CytoDyn Inc.

April 30, 2020

(iv)	3,800,000 shares of common stock (the “Note Shares”) issuable upon conversion, at an exercise price of $4.50 per share, of the Long-term Convertible Note.

(v)

600,000 shares of common stock (the “Option Shares”) issuable upon exercise, at exercise prices ranging from $0.39 per share to $0.63 per share, of stock options issued to certain selling stockholders on September 12, 2019, October 7, 2019, and December 19, 2019 in connection with services provided by consultants to the Company.

In connection with rendering this opinion, I have examined the Amended and Restated Certificate of Incorporation and the Amended Restated Bylaws of the Company, the Certificate of Designation for the Series C Preferred Stock, Series D Preferred Stock, the forms of the Warrants and options, and such other corporate records, agreements, documents and instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and I have made such inquiries of such officers and representatives, as I have deemed necessary or appropriate for the purposes of this opinion.

In such examination, I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity of original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to these opinions that have not been independently established, I have relied upon certificates or comparable documents of officers and representatives of the Company.

Based on the foregoing, and subject to the qualifications stated herein, I am of the opinion that:

1. when issued in accordance with the terms of the respective shares of Series C Preferred Stock and Series D Preferred Stock, the Shares will be duly authorized, validly issued, fully paid and non-assessable;

2. when issued in accordance with the terms of the respective Warrants, the Warrant Shares will be duly authorized, validly issued, fully paid and non-assessable;

3. the Issued Shares have been duly authorized and validly issued and are fully paid and non-assessable;

4. when issued in accordance with the terms of the Long-term Convertible Note, the Note Shares will be duly authorized, validly issued, fully paid and non-assessable; and

5. when issued in accordance with the terms of the respective stock options, the Option Shares will be duly authorized, validly issued, fully paid and non-assessable.

The opinions expressed herein are limited to the corporate laws of the State of Delaware, and I express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

This opinion letter speaks only as of its date and is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. I hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving such consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act, and the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Arian Colachis
Arian Colachis VP, General Counsel and Corporate Secretary

CytoDyn Inc. 1111 Main Street, Suite 660, Vancouver, Washington 98660 T 360.980.8524 F 360.799.5954